Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille – Vice President & CFO	John McNamara
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. ANNOUNCES APPOINTMENT OF A NEW VICE PRESIDENT AND GENERAL COUNSEL AND RETIREMENT OF PRIOR VICE PRESIDENT AND GENERAL COUNSEL

Oakland, N.J. — September 28, 2005 - RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today announced that Marc S. Goldfarb joined the Company on September 26, 2005 as Vice President, General Counsel and Corporate Secretary.  Mr. Goldfarb, age 41, served as Vice President, General Counsel and Corporate Secretary at Journal Register Company (NYSE:JRC) from January 2003 to September 2005.  Prior thereto, from 1998 to 2002, Mr. Goldfarb served as Managing Director and General Counsel of The Vertical Group and, from 1988 -1998, Mr. Goldfarb was an attorney in private practice in New York, NY.

Mr. Andy Gatto, President and CEO, commented, “We are delighted to have someone of Marc’s caliber and experience join the RUSS executive management team.  His background as both an accomplished business manager and as general counsel of a NYSE company will make him an important addition to our Company.”

Mr. Goldfarb succeeds Arnold Bloom, who had served as the Company’s Vice President, General Counsel and Corporate Secretary since 1988.  Mr. Bloom has announced his retirement from the Company.  Mr. Bloom has agreed to remain with the Company, as Vice President, until December 31, 2005 in order to assist the Company in the transition of this position.

Mr. Andy Gatto commented, “Arnold has been a very important leader at our Company for close to two decades.  He has made enormous contributions to our Company and has provided invaluable and distinguished guidance and counsel.  We thank him for his service and wish him and his family all the best as he begins his retirement.”

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in Financing Agreement and other factors.